Sommer & Barnard, PC
                         Attorneys At Law
                       4000 Bank One Tower
                   Indianapolis, Indiana  46204
                       Phone:  317/630-4000
                        Fax:  317/236-9802


                                   May 12, 1997


Excel Industries, Inc.
1120 North Main Street
Elkhart, Indiana 46515-3118

Ladies and Gentlemen:

     You have requested our opinion in connection with the Form S-8 Registration Statement filed with the Securities and Exchange Commission by Excel Industries, Inc. ("Excel"), with respect to the Common Shares, no par value, of Excel (the "Shares") to be issued pursuant to the Excel Industries, Inc. 1997 Long-Term Incentive Plan (the "Plan").

     We have examined such records and documents, and have made such investigations of law and fact as we have deemed necessary in the circumstances. Based on that examination and investigation, it is our opinion that, when issued in accordance with the Plan and in compliance with the Securities Act of 1933, as amended, and applicable state Blue Sky laws, the Shares will have been duly authorized, validly issued, fully paid and not subject to further assessment.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                   Sincerely,



                                   SOMMER & BARNARD, PC

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